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PROSPECTUS
Filed Pursuant to Rule 424(b)(1)
SEC File No. 333-38936


                              UBETIGOLF, INC.
                          Shares of Common Stock
                               $0.10 per share

     This Prospectus relates to the public offering for cash by UbetIGolf, Inc. of a minimum of 500,000 and a maximum of 1,500,000 shares of common stock. This is our initial public offering, there is no public market for the Common Stock, and there is no assurance that one will develop following the Offering described in this Prospectus. See MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS beginning on page 19.

     We are offering the common stock subject to the subscription and payment of a minimum of 500,000 shares during an offering period of 90 days, unless we choose to extend the offering for an additional 90 days. We reserve the right to close the Offering upon the sale of the minimum number of shares. See PLAN OF DISTRIBUTION beginning on page 9.

     At the date of this Prospectus, Burke Maxfield, our president, is the sole person acting as a sales agent and will not be paid any commission on the sale of the Common Stock. We may enter into agreements with certain selected dealers to sell the Shares, in which event we will pay a sales commission of ten percent (10%) to such selected dealers for actual sales. We do not have any such agreements in place.

     The proceeds from the offering, after the deduction of expenses, will be used to develop our proposed web site and for working capital. See USE OF PROCEEDS beginning on page 10.

     All funds collected from the sale of the Common Stock will be deposited in an escrow account with Escrow Specialists, an unaffiliated escrow company in Ogden, Utah, which will be our escrow agent. If the minimum 500,000 shares are not sold during and paid for during the offering period, all funds will be promptly returned to subscribers in full, without paying interest or deducting expenses. All subscribers' checks should be made payable to "ESCROW SPECIALISTS-UBetIGolf, Inc., Escrow Account."

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK, INCLUDING IMMEDIATE AND SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTIONS ENTITLED "RISK FACTORS" BEGINNING AT PAGE 4 AND "DILUTION" BEGINNING AT PAGE 7.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



         The date of this Prospectus is September 5, 2000






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                            PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus.

Business description ............  UbetIGolf, Inc. was organized to take advantage of software developed by the
                                   president which calculates and chronicles numerous types of golf league and group competitions. We propose to create an Internet web site to attract golfers worldwide by providing various localized services to amateur golfers, golf leagues, golf groups, golf tournament committees and golf course pro shops and make local tournament results and league play scores available for "peer review".

Contact information .............  UbetIGolf, Inc., Burke T. Maxfield, Pres.
                                   1108 Brookhaven Drive, Kaysville, UT 84037
                                   Phone: (801) 546-4637
                                   Fax: (603) 462-7326

Securities Offered ..............  1,500,000 shares of Common Stock, par value
                                   $0.001 per share.  See DESCRIPTION OF
                                   CAPITAL STOCK.

Shares of Common Stock Outstanding
 Prior to the Offering ..........  Common Stock:  6,000,000

Shares of Common Stock Outstanding
 After the Offering .............  Common Stock:  6,500,000 (Minimum)
                                                  7,500,000 (Maximum)

Offering Price Per Share ........  $0.10

Estimated Proceeds After
 Offering Expenses ..............  $25,000, minimum after $25,000 expenses
                                   $115,000, maximum after $35,000 expenses

Use of Proceeds .................  Our first step is to develop our web site.
                                   We will use the minimum proceeds to develop the web site. Once the web site is developed, we intend to generate revenues from the sale of banner advertising and/or usage fees charged to golf pro shops, golf groups and golf leagues. We will use proceeds above the minimum for expenses we incur in selling advertising and administering the usage fees. See USE OF PROCEEDS.

Risk Factors ....................  We need money for operations, we have no current revenues, and we do not know how soon we will be able to generate revenues. Our business success is dependent on the business acumen of our president, and our ability to sell unproven products and


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                                   services in a competitive marketplace.  You
                                   may not be able to sell your shares if no public market develops, or only sell at a loss if the market price is low. The president owns enough shares to control our business activities and actions without shareholder input or consent.


Proposed OTC Bulletin
 Board Symbol ...................  Common Stock: "UBIG" (See "MARKET FOR
                                   COMMON EQUITY AND RELATED SHAREHOLDER
                                   MATTERS.")


                    Summary Financial Information
                    -----------------------------
The following table shows selected summarized financial data for UBIG at the dates and for the periods indicated. The data should be read in conjunction with the financial statements and notes included in this Prospectus beginning on page 24.

STATEMENT OF OPERATIONS DATA:
-----------------------------      From Inception
                                    (April 25, 2000)
                                    to April 30, 2000
                                    -----------------

 Revenues ........................ $             -
 Expenses ........................ $              550
 Net (Loss)....................... $             (550)
 Basic (Loss) per Share .......... $            (0.00)
 Weighted Average Number
  of Shares Outstanding..........           6,000,000


                                     Actual as of
                                     April 30, 2000
                                     ----------------
BALANCE SHEET DATA:
------------------
 Total Current Assets............. $           10,000
 Total Assets..................... $           10,000
 Total Current Liabilities ....... $              550
 Working Capital ................. $            9,450
 Shareholders' Equity ............ $            9,450





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                           RISK FACTORS

THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE INVESTING, YOU SHOULD CONSIDER, IN ADDITION TO THE NEGATIVE IMPLICATIONS OF ALL THE MATERIAL IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS.

RISK FACTORS RELATING TO THE BUSINESS OF THE COMPANY

We are a new company with no operating history.
----------------------------------------------
UBIG has had limited operations since its organization and is a "start-up" or "development stage" company. We have no history of operations you can use to evaluate our business experience. If you buy shares in this offering, your investment is in a high risk venture with all the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. Accordingly, you should not invest in UBIG if you cannot afford the loss of your entire investment.

We need money to continue operating.
-----------------------------------
The report of the our auditors contains a warning about UBIG's ability to continue operations. Without funding from the proceeds of this offering or the timely receipt of additional financing from other sources, there is substantial doubt UGIB can continue in business. We have not identified any other sources of funds if this offering is unsuccessful. See FINANCIAL
STATEMENTS: Independent Auditors' Report and USE OF PROCEEDS.

We have no revenues and are not sure when we will start generating revenues.
---------------------------------------------------------------------------
UBIG had an operating loss of $550 since its inception due to the costs and expenses associated with a start-up operation. As of April 30, 2000, the date of our most recent financial statements included in this Prospectus, we have no revenues from the sale of any products or services and had working capital of $9,450. We have not yet developed an internet web site application or established the commercial viability of our software and services. As a result, we cannot predict when or if we will be able to generate revenues or develop into a successful or profitable business. See DESCRIPTION OF BUSINESS.

We probably will need additional financing before we generate revenues.
----------------------------------------------------------------------
We do not anticipate commencing revenue operations until the development of our web site and the web site application for our software. We do not expect to receive any revenues from operations before our available funds are expended. The funds from this offering may not be adequate for us to finance our planned operations, or to fully exploit potential revenue generating opportunities. Therefore, our ultimate success may depend on our ability to raise additional capital. We do not know if any additional funds will be available from any source or, if available, whether sufficient funds will be available to last until our revenues support our business operations.

Our success depends on the business experience of our president.
---------------------------------------------------------------
We have been and will continue for some time to be dependent on the general business acumen and experience of our president, Burke Maxfield, to make the business decisions required on behalf of the Company. Your investment decision depends primarily on your evaluation of Mr. Maxfield's ability to implement UBIG's business plan. Accordingly, you should carefully consider the included information about Mr. Maxfield. See MANAGEMENT.
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We may not be able to protect our software.
------------------------------------------
UBIG's success depends on the unique nature of our software, but we are not sure how well we will be able to protect it from potential competitors. Even if it is protected, competitors may develop products with features or that perform functions similar to our software. In addition, some third party may try to claim that they developed a similar product and that our software infringes on their rights. If we cannot protect our software, or if we are prevented from using it by a third party who successfully proves a prior claim, our planned operations will fail. See DESCRIPTION OF BUSINESS.

We do not know if our product will be competitive on the Internet.
-----------------------------------------------------------------
We have not discovered any other software applications that are available off-the-shelf or via the Internet that offer the same services and functionality as our software. However, other companies with substantially greater financial resources, experience, and technical and marketing personnel may develop a similar product. We believe that we can achieve and maintain a competitive advantage because of the design and functionality of our software, but may still be at a disadvantage in making the Internet application of our services competitive. See DESCRIPTION OF BUSINESS.

RISK FACTORS RELATING TO THE OFFERING

The book value of your investment will be much lower than the share price.
-------------------------------------------------------------------------
Persons purchasing shares in this Offering will suffer a substantial and immediate dilution to the book value of the Common Stock below the offering price. The book value of our shares at April 30, 2000 was approximately $0.002 per share. After sales of the minimum 500,000 shares, the book value per share will be approximately $0.009, or a loss to subscribers of approximately $0.091 per share. After sales of the maximum 1,500,000 shares, the book value per share will be approximately $0.021, or a loss to subscribers of approximately $0.079 per share. See DILUTION.

We may issue more stock without shareholder input or consent.
------------------------------------------------------------
Although we have no present plans to issue more stock, the Board of Directors has authority, without action by or vote of the shareholders, to issue all or part of the authorized but unissued shares. In addition, the Board of Directors has authority, without action by or vote of the shareholders, to fix and determine the rights, preferences, and privileges of the Preferred Stock, which may be given voting rights superior to that of the Common Stock in this offering. Any issuance of additional shares of Common Stock or Preferred Stock will dilute the ownership percentage of shareholders and may further dilute the book value of UBIG's shares. See DESCRIPTION OF CAPITAL STOCK.

There is no current market for UBIG's stock, and, if no market develops, you may not be able to sell the stock.
----------------------------------------------------------------------------
At the present time, there is no public market for UBIG's securities, and we do not know if a public market will develop after the Offering. Upon completion of the minimum Offering, UBIG will seek a securities broker-dealer, called a market maker, willing to apply for a trading symbol and trade our stock. We do not know if such a market maker will continue acting for us, or that an active market will be developed or maintained. Because the public price of the stock is low, additional restrictions are imposed on brokers trying to sell the stock which may inhibit the development of the market.


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Even if a market develops, the future market price may be lower than the price you paid. If no market develops, or if the future market price is low, you may not be able to sell your shares or may only be able to sell at a loss.
See PLAN OF DISTRIBUTION and MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

You will not receive dividend payments.
--------------------------------------
UBIG has not paid and does not plan to pay dividends in the foreseeable future even if our operations are profitable. Earnings, if any, will be used to expand our operations, management salaries, hiring additional staff and operating expenses, rather than to make distributions to shareholders. Therefore, the future of your investment depends entirely on the development of a trading market and the potential increase in the market price of our stock.

The president owns most of the shares and will control the company.
------------------------------------------------------------------
UBIG issued 6,000,000 shares of common stock to our president in connection with our organization. Upon completion of the minimum and/or maximum Offering, he will have control of approximately 92.3% and 80%, respectively, of the outstanding shares. As a result, he will be in a position to elect at least a majority of the Board of Directors, to dissolve, merge or sell the assets, and to direct our business affairs without shareholder input or consent. In addition, his investment of cash per share is considerably less than the share price in the offering, which means your investment is at greater risk. See DILUTION and COMPARATIVE DATA.

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                                  DILUTION

At April 30, 2000, UBIG had a net tangible book value of $9,450. The following table sets forth the dilution to persons purchasing Common Stock in this Offering without taking into account any changes in the net tangible book value of UBIG after April 30, 2000, except the sale of the minimum and maximum shares of Common Stock offered at the public offering price and receipt of the minimum $50,000 and the maximum $150,000, gross proceeds therefrom. The net tangible book value per share is determined by subtracting total liabilities from the tangible assets of UBIG divided by the total number of shares of Common Stock outstanding.

                                                   Minimum        Maximum
                                                   Shares         Shares
                                                   Sold           Sold
                                                   ---------      ---------
Public offering price per share (1)                $   0.100      $   0.100

     Net tangible book value per share
      before this offering (2)           $ 0.002

Increase per share attributable to
 to new investors (3)                              $   0.007      $   0.019

Adjusted net tangible book value per
 share after this offering                         $   0.009      $   0.021

Dilution per share to new investors                $   0.091      $   0.079

Percentage dilution                                       91%            79%

------------------------
(1)  Offering price before deducting maximum sales commissions at 10%.

(2) Determined by dividing the number of shares of Common Stock outstanding into the net tangible book value of UBIG.

(3) Before deduction of the minimum and maximum sales commissions estimated at $5,000 and $15,000, respectively.



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                             COMPARATIVE DATA

The following chart illustrates the percentage of ownership in UBIG held by the present Shareholder, by the public investors that purchase the minimum and maximum number of shares of Common Stock in this Offering, and a comparison of the relative money invested by the present Shareholder of UBIG and by the public investors in this Offering.

                                Total              Total
                          Shares Purchased     Consideration        Average
                          ----------------     -------------         Price
                          Number         %     Amount      %       Per Share
                          ----------------     -------------       ---------
Minimum Offering
Present Shareholder       6,000,000   92.3     $ 10,000 16.6(1)    $ 0.002(2)
New Investors               500,000    7.7     $ 50,000 83.4(3)    $ 0.100

Maximum Offering
Present Shareholder       6,000,000   80.00    $ 10,000  6.3(1)   $ 0.002(2)
New Investors             1,500,000   20.00    $150,000 93.7(3)   $ 0.100

------------------------
(1) Based on the total cash contributed by the existing Shareholder. No value has been attributed to the technology contributed by the Shareholder.

(2) Determined by dividing the number of shares of Common Stock outstanding at April 30, 2000, into the total consideration paid.

     (3)  Estimated gross proceeds from the Offering.

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                            PLAN OF DISTRIBUTION

UBIG will sell up to 1,500,000 shares of Common Stock to the public on a "best efforts, 500,000 shares minimum, 1,500,000 shares maximum" basis. If UBIG fails to sell the minimum number of shares of Common Stock within the Offering Period (90 days from the date of this Prospectus, unless extended by UBIG for an additional 90 days) the offering will be terminated and subscription payments will be promptly refunded in full to subscribers, without paying interest or deducting expenses.

All subscription payments should be made payable to "Escrow Specialists-UBetIGolf, Inc., Escrow Account." Escrow Specialists is a private Ogden, Utah company unrelated to UBIG or its president, which will act as UBIG's escrow agent for this offering. UBIG will deposit subscription payments no later than noon of the next business day following receipt in the escrow account maintained by Escrow Specialists, as escrow agent, pending the sale of the minimum number of shares of Common Stock within the specified period. Such subscription payments will only be released from the escrow account if the minimum number of Shares is sold or for the purpose of refunding subscription payments to the subscribers. Subscribers will not have the use or right to return of such funds during the escrow period, which may last as long as 180 days. If the minimum is sold within the specified period, net proceeds from subscribers will be disbursed to UBIG.

The Common Stock is being offered by Burke Maxfield, president of UBIG and no commissions will be paid on sales made by Mr. Maxfield. UBIG may enter into agreements with certain selected broker-dealers to sell the shares of Common Stock, in which event, UBIG will pay a sales commission of ten percent (10%) to such selected broker-dealers for actual sales. For purposes of estimating net proceeds, the full ten percent (10%) commission is assumed to be payable hereunder.

Determination of Offering Price
-------------------------------
Prior to the Offering there has been no market for UBIG's Common Stock and there can be no assurance that a regular trading market will develop on completion of this Offering. The Offering price of the Common Stock was determined by UBIG and may not be indicative of the market price for the Common Stock after the Offering or of the value of UBIG. At this time, an investment in UBIG, which has no revenues from operations, is an investment based on the perceived value of UBIG's technology, and the president's ability, and business strategy, none of which can be quantified. Among the factors considered in determining the initial public offering price were UBIG's proposed business activities and the scope and nature of the services it intends to offer, UBIG's limited operations, current financial condition and need for additional working capital, its future prospects, the experience of its president, the economics of UBIG's industry in general, prior sales of UBIG's common stock, the general condition of the equity securities market, the anticipated marketability of UBIG's common stock as compared to similar securities of companies considered comparable to UBIG, and other relevant factors. As stated above, the factors considered are difficult to quantify and the initial public offering price should be considered arbitrary and may be based more on a perceived value at this time rather than an actual proven value.




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                              USE OF PROCEEDS

The gross proceeds to be received by UBIG from the sale of the minimum and the maximum number of shares of Common Stock are estimated at approximately $50,000 and $150,000, respectively, before deducting the possible sales commissions. It is anticipated that during the 12 month period following the Offering, UBIG intends to use the proceeds from the Offering in the following general amounts and order of priority. The allocation of proceeds is based on UBIG's estimates.

                                        Minimum           Maximum
ITEM                                    Amount       %    Amount       %
----------------------------------      ---------- -----  ---------- -----
Legal Expenses                              18,000  36.0      18,000  12.0
Accounting                                   2,000   4.0       2,000   1.3
Sales Commissions (if any)*1                 5,000  10.0      15,000  10.0
Initial Web site/Database Development        5,000  10.0      15,000  10.0
Marketing/Sales Lead Acquisition             3,500   7.0      10,000   6.7
Working Capital *2                          16,500  33.0      90,000  60.0
                                        ---------- -----  ---------- -----
TOTAL NET PROCEEDS                      $   50,000 100.0  $  150,000 100.0
                                        ========== =====  ========== =====
 *1 If no sales commissions are paid, the funds estimated to be allocated for such commissions will be added to working capital.

 *2 It is anticipated that the amounts listed under Working Capital will be used primarily for the expenses associated with promoting and maintaining the web site, once it has been developed, and the administration and collection of user fees for the products and services and advertising revenues, if any, from the proposed web site banner advertising. If the maximum amount is raised, some of the funds allocated to Working Capital, up to 33% or $30,000, may be used for salaries to employees, excluding the president. The president is not intending to take any compensation until revenues from operations justify it.

The amounts set forth merely indicate the general application of net proceeds of the Offering. Actual expenditures relating to the development of UBIG's internet web site may differ from the estimates depending on change orders and/or increased time charges from third parties. UBIG recognizes that such proceeds may be insufficient to enable UBIG to fully exploit its business plan and objectives and UBIG may have to seek additional financing through loans, the sale of additional securities, or other financing arrangements. No such arrangements exist or are contemplated, and there can be no assurance that they may be available in the future should the need arise. All funds not being utilized by UBIG for its proposed business will be held in interest bearing accounts, short term interest bearing certificates of deposit, treasury bills, or other high grade short term securities. Those funds which UBIG receives, other than from the Offering, will be utilized for the purpose of paying any additional costs of this Offering and funding UBIG business operations.

                         DESCRIPTION OF BUSINESS

This description of UBIG's Business and Plan of Operation may contain "forward-looking" statements. Examples of forward-looking statements include, but are not limited to: (a) projections of revenues, capital expenditures, growth, prospects, dividends, capital structure and other financial matters;
(b) statements of plans and objectives of UBIG or its management or Board of Directors; (c) statements of future economic performance; (d) statements of assumptions underlying other statements and statements about UBIG and its business relating to the future; and (e) any statements using the words "anticipate," "expect," "may," "project," "intend" or similar expressions.

Organization and Corporate History
----------------------------------
UBIG was organized on April 25, 2000, under the laws of the State of Utah, by Burke T. Maxfield, who currently is UBIG's sole officer, director and
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shareholder.  In connection with forming UBIG, Mr. Maxfield contributed certain proprietary and non-proprietary software (the "Software") he has developed. The Software calculates and chronicles numerous types of golf league and group competitions.

Business in General
-------------------
UBetIGolf, Inc (UBIG) proposes the creation of an internet web site which will attract golfers worldwide by providing various localized services to amateur golfers, golf leagues, golf groups, golf tournament committees and golf course pro shops.

The general objective of UBIG will be to memorialize local tournament and league play so that all competing participants will have the opportunity to return to the UBIG web site to review the results from any given round, double check competition calculations, and provide a "peer review" mechanism for all players.

UBIG will enable golf pro shops to input tournament results which may then be professionally printed and therefore quickly/easily viewed in print by tournament participants, as well as reviewed on the UBIG web site by participants through any Internet connection.

Plan of Operation
-----------------
UBIG has created proprietary software that calculates and chronicles numerous types of league and group competitions, which without the computer, are time consuming and consequently impractical to calculate manually. UBIG intends to make this software available on its proposed internet web site for use by its initial target market of amateur golfers, golf leagues, golf groups, golf tournament committees and golf course pro shops. UBIG believes this strategy will create substantial traffic for the web site, creating value in terms of both numbers of users and potential advertising revenue from golf-related goods and service providers.

The value of a web site, and consequently the value of a web site's advertising space, was initially based upon the number of "hits" a web site received in any given period. "Hits" are essentially "visits" paid to a web site by Internet users, regardless of how long such users remained and continued to view the web site. As the internet has evolved over the past few years, however, the "hits" factor has come to be accompanied, if not overshadowed by, a term called "stickiness," which reflects the length of time users stay at a web site. Stickiness is also a reference to the return patronage of a web site. UBIG's strategy is to attract users who will not only repeatedly return to its web site, but who will stay for extended time frames, once connected, due to the personal and localized relevance of the web site's content. As traffic on the site increases, UBIG intends to market advertising space to various third party golf-related goods and service providers.

Although numerous golf-related Internet sites have sprung up which attempt to entice golfers into ordering goods and services on line, thus far no web site has become a dominant market leader in the golf arena. All continue vying for the golfer's return interest by providing various types of golf "content," including, but not limited to, schedules and tournament results for the PGA Tour, the Senior PGA Tour, and the Ladies PGA Tour. Other golf web site "lures" include golf instruction, golf equipment, used golf equipment auctions, golf humor, golf vacation packaging, golf course contact and rate information, tee time reservation services, golf-content articles, interviews with touring professionals, etc. UGIB believes its proprietary software should give it a competitive advantage in this market area.
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UBIG anticipates being able to fund the initial development of UBIG's web site with the offering proceeds from this registration. Once the web site is initially developed, UBIG will generate income from banner advertising sales and/or from usage fees charged to pro shops, golf groups and golf leagues.
UBIG has obtained quotes and estimates for web site design from 45 web site/database developers world-wide. Initial bids have ranged from a low of $1,000 to a high of $100,000. UBIG has not yet determined which developer to employ but, based on the bids received, believes that it will have sufficient funds to create its proposed web site, with a development time frame estimated at six months.

As of the date of this Prospectus UBIG has not received revenues from operations. UBIG anticipates only having enough working capital to meet operational needs through the end of the Offering Period. As a result, UBIG's ability to continue operating as a going concern is dependent on UBIG's receipt of the net proceeds of this Offering by the end of the Offering Period or, if such net proceeds are not received, on UBIG's ability to obtain additional equity or debt financing from other sources. If funds are not received from this Offering by the end of the Offering Period, UBIG will seek funding from other sources, including loans from its Principal Shareholder.

Products and Services
---------------------
Within a league or regular group, players will typically compete with one another by making friendly wagers. Numerous golf games are conducive to wagering between golfers, yet certain games are more prevalent and universally known and played by golfers, worldwide. UBIG has already developed preliminary software for use on the UBIG web site that will accurately calculate numerous types of standard competitions that are known to golfers worldwide.

For example, one authorized member of the group enters the UBIG web site, selects the course being played, identifies the group's name, then sequentially enters the name, handicap, and hole by hole scores for each player. Once all players scores are entered, the software developed by UBIG can accurately calculate numerous types of competitions, taking handicaps into consideration, using various handicapping preferences, as selected by the group.

One example of a particularly complicated and time consuming calculation which can now be very quickly calculated via the UBIG web software would be a round robin which pits each player in a group against every other competitor in a one on one match play competition. With 20 players, where each player is competing against the other 19 players, the UBIG web software can complete all calculations and generate total results in seconds.

The most prevalent game is arguably the simple Nassau, which provides for a wager on the first nine holes, a wager on the second nine holes, and a wager on the overall eighteen holes. (E.g. A "two dollar Nassau" implies a wager of $2 on the front nine, $2 on the back nine, and $2 for the total eighteen holes.) A Nassau wager between two individuals is common, as is a Nassau wager between two-man teams, normally known as a four-ball, better ball or best ball competition.

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

Another competition frequently played within golf groups would be a foursome or threesome competition, where each foursome/threesome competes against every other foursome/threesome within a group comprised of as few as two or as many as ten or more foursomes/threesomes. Although various types of wagers are possible, a typical competition would again be a Nassau that compares scores for the front nine, back nine, and total score between competing teams. A typical scoring method for foursome/threesome wagers tallies the two lowest net scores for each hole for each team, again comparing these scores with competing teams in a Nassau format. Various other wager possibilities exist between competing foursome or threesome teams, and many groups conduct numerous concurrent competitions.

UBIG intends to be able to provide the following services available through its web site:

     1 - Accurate calculation of complex competitions. The UBIG software that is integrated into the UBIG web site will enable groups and leagues to easily calculate various types of well known competitions and games that are not typically played, due to the complexity and/or extensive time required to calculate the results from such games. (For example, a round robin, hole by hole match play competition between twenty-four golfers of differing handicaps, where each player is competing against every other player, would require the separate calculation of 276 one-on-one competitions. And although a group may wish to institute this type of competition, the calculation time required to generate the results renders such a competition impractical.) The UBIG web site software will calculate this, and various other types of complex competitions with computer speed.

     2 - Results review. The UBIG web site will save the scores and results for any day's play so that group members may revisit and review such information on a home PC internet connection or on their own computer/internet systems at work. (Frequently, golfers will wish to revisit and/or double check a competition following the "flurry" of calculations which normally and hurriedly and immediately follow a round of golf. The cry of -- "How did I lose to him," is the often-asked post-calculation rhetorical query. UBIG will provide that review capability. Another frequent need for results review occurs when golfers who have taken 4 or 5 hours to play a round of golf, must rush off to other obligations and are not able to wait and see all results calculated. UBIG will enable them to visit the Internet at their convenience and "see for themselves" what happened.) The UBIG web site will enable these players to revisit the day's round on the internet, to review the various competition results, and see for themselves how they fared.

     3 - Peer Review. Golf handicaps, which are designed to "level the playing field" between golfers of differing abilities, are based upon the individual scores of each golfer. Players are typically responsible for reporting their own scores to a handicapping authority, which is normally the respective state golf association. For monitoring purposes, some course handicap committees require score card submission following any round that is reported for handicap purposes. Most committees, however, make no such requirement, since double-checking score cards against reported scores is time consuming and unpaid. As a result, the accuracy and reliability of handicaps is based upon individual reporting, which has not always proved to be an efficient or effective method of insuring a consistent level of accuracy and reliability.

"Peer review" has always been a regulating mechanism in amateur golf handicapping. Being able to readily see and review the scores posted by all players within a group has proven effective in maintaining integrity in player handicaps. UBIG will enhance "peer review" for groups and leagues which utilize the various services of the UBIG web site.

Marketing
---------
According to the National Golf Foundation, over 26,000,000 golfers and 16,000 golf courses populate the United States, and in the past fourteen years, the number of U.S. golfers has increased at an unprecedented rate of 33%. New golf course construction within the U.S. has similarly increased from 150 new courses per year to over 400 per year in the past ten years. All courses play host to many hundreds if not thousands of golfers, as well as thousands of golf leagues and regular golfing "groups."

UBIG's initial marketing efforts will be directed towards golf pro shops in North America, who should appreciate the value of inputting their tournament results into the UBetIGolf web site for the following reasons:

 - quick double check of participant-added scorecards,
 - easy Internet review by tournament participants,
 - professional printed output of tournament results, and
 - tournament archiving on the web site for historical review.

Following the initial marketing program, UGIB believes that it can expect to develop a market among the following target groups:

     1 - Amateur Tournament Participants. All golf courses host numerous tournaments throughout the year for regular men's and women's associations, club members, special groups, and/or for the public in general. Various types of competitions exist, yet most fall into generally known and well-understood categories that are played by amateur golfers throughout the U.S. or even worldwide.

Tournament results, as well as interim results (during multi-day tournaments), are typically posted at the course of play on large, easily-read scoreboards as players finish their round of play for the day. In order to see all results for a given day, however, players who finish early in the day must either stay at the course until all players are finished or return to the course later to see the completed scoreboard. Alternatively, players can "call in" and request this information from the pro shop, the same pro shop that is undoubtedly already very busy since it is obviously running the subject tournament.

The continuous demand for this information from all participants, as well as from interested spectators/parents/patrons/etc., even after the conclusion of a tournament, is a demand which UBIG anticipates meeting.

     2 - Golf Groups/Leagues. Besides tournaments, amateur golfers often compete within a regular group or within a golf league. Such groups and leagues adopt norms and standardize games that reflect the group's preferences regarding frequency of play, games to be played, handicapping methods, and wagering conventions/amounts.

The daily results within such groups are normally calculated and settled immediately following a round of play. The scorecards from the day's play typically end up in the garbage can soon thereafter, eliminating any continuing ability to review and/or double-check results. UBIG anticipates providing individual group and league members with the ability to revisit the day's round via the UBIG web site, to review each participant's hole-by-hole scores and to double-check any day's results.

Competition
-----------
UBIG intends to generate revenues in two ways: 1) User fees, and 2) Banner advertising.

(1) User Fees. UBIG will charge web site users to operate Company software when accessing the UBetIGolf.com web site. User fees will be charged to golf pro shops and/or individual golf leagues and groups.

A. Pro Shops - The UBetIGolf software usage fees will be directly competing with software that assists golf professionals with the administration of golf tournaments and events. An example of such software is Focus 2000 (www.focus2k.com), which offers various software packages ranging to $500 in price, which excludes annual upgrades. Another tournament management software is Vision Perfect, which initially sells for approximately $1000, exclusive of additional fees for annual upgrades.

The two distinctive advantages which UBIG anticipates providing golf professionals over existing software are reduced costs, and archiving of tournament results for participants and other interested parties to view. Nonetheless, UBIG will directly compete for the same dollars that are currently being pursued by golf pro-shop software development companies.

B. Golf Leagues and Golf Groups - UBIG is not aware of any software or web site which offers the software functionality which it intends to provide golf leagues and groups. However, certain web sites are beginning to allow tracking of player statistics and golf league information. Examples of such web sites include golfserv.com, golfinsight.com, and worldgolf.com. In addition, the Internet is a constantly evolving medium and no assurance can be given that a web site is not already in operation or development that may or will offer the features and benefits contemplated by UBIG.

(2) Banner Advertising. Should UBIG succeed in obtaining user fees from pro-shops and amateur golf leagues and groups, the UBetIGolf.com web site will next be able to attract banner web site advertising. Various fees and other types of arrangements with respect to web site banner advertising are currently in practice, and are seemingly limitless. Large successful web sites are able to charge significant banner advertising fees, while lesser-known web sites may only be able to obtain "click-through" fees which earn the host web site a fee for each customer who clicks the advertisers' web site link on the host web site.

UBIG will be competing with all other golf web sites that are seeking banner advertising, the largest of which include golf.com, golfdigest.com, golfonline.com, pgatour.com, sportspages.com, golfcircuit.com, golfclubs.com, golfwebguide.com, golflink.com, ongolf.net, todaysgolf.com, usagolfer.com. Besides these more significant golf web sites, UBIG will be competing with virtually hundreds if not thousands of additional lesser-know web sites for advertising revenues. Although UBIG believes that its proposed products and services are sufficiently unique to attract large numbers of users, there can be no assurance that its UbetIGolf.com web site will be able to generate sufficient traffic to enable UBIG to obtain significant fees for banner advertising either from direct or "click-through" fees.

Manufacturing, Supplies, and Quality Control
--------------------------------------------
UBIG's proposed products and services have no manufacturing or supply components. UBIG intends to self-monitor its proposed web site to maintain quality control over its services.

Domain Names, Trademarks and Copyrights
---------------------------------------
UBIG has reserved the Internet domain name "ubetIgolf.com." Such initial reservation is for a two year period at an aggregate cost of $70, and is easily renewed for extended periods thereafter. Of yet, UBIG has not created a logo or any trademarks, but intends to do so as part of the graphics associated with UBIG's proposed web site.

UBIG has not yet sought copyright protection for the software which has been created and contributed to UBIG by UBIG's sole shareholder. UBIG has not determined what, if any, protections may be available, but intends to make every effort to protect the proprietary nature of such software.

Research and Development
------------------------
Other than the proposed expenditures for the creation and development of UBIG's proposed web site as disclosed in the Use of Proceeds, UBIG does not anticipate any research and development costs in the immediate future.

Regulation and Environmental Compliance
---------------------------------------
UBIG is not aware of any need for government approval of its proposed products and services, nor of any environmental laws relating to its proposed products and services.

Employees
---------
UBIG has no paid employees at this time. If its business plan is successful, UBIG expects it will be able to hire part or full time employees to assist in its operations as needed.

                    DESCRIPTION OF PROPERTIES

Executive Office
----------------
UBIG currently utilizes at no cost approximately 250 square feet of dedicated office space located at the home of UBIG's President, Burke T. Maxfield, 1108 Brookhaven Drive, Kaysville, Utah 84037. In the opinion of UBIG's management, such office space is sufficient to meet UBIG's needs for the next 12 months.

          DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The following table sets forth the name, age, and position of each executive officer and director and the term of office of each Director of UBIG.

Name               Age     Position              Held Position Since
----               ---     --------              -------------------
Burke T. Maxfield   50     President/Secretary
                           and Director          April 2000

Mr. Maxfield is UBIG's sole Director and officer. At such time as state law requires following the issuance of shares in this offering, additional persons will be appointed to serve as directors of UBIG until the next annual meeting of shareholders. No candidates for director have been selected. The term of office of each director is one year and until his or her successor is elected at the Registrant's annual shareholders' meeting and is qualified, subject to removal by the shareholders. The term of office for each officer is for one year and until a successor is elected at the annual meeting of the board of directors and is qualified, subject to removal by the board of directors.

Biographical Information
------------------------
Set forth below is certain biographical information with respect to UBIG's existing officer and director.

Burke T. Maxfield, age 50, is the sole Director and President of UBIG. Mr. Maxfield has extensive experience in sales, management, marketing, accounting, finance, strategic planning, and economic modeling. He has considerable software application skills and has created numerous complex spreadsheets, has used computer fax applications to mass market, and has created and written marketing materials, business plans, and various documents using sophisticated attributes of word processors.

From 1998 through 1999, Mr. Maxfield served as President of United Financial Services LC ("United") of Kaysville, Utah, a niche finance company that specialized in providing loans to people who wished to start home-based businesses. United's operations were discontinued during the 4th quarter of 1999 when the company which underwrote the loans made by United was sold. The new owner of this underwriting company chose not to continue making loans in the niche market that United had served. For the four years prior to this involvement, Mr. Maxfield served as the Vice President of Marketing and Vice President of Sales for Document Control Systems, Inc. (DCS). Mr. Maxfield was a co-founder of this software development company, which markets document control software primarily to manufacturing companies. Although Mr. Maxfield maintains a significant interest in DCS and is subject to a non-competitive agreement, it is not anticipated that the activities of the UBetIGolf Inc. will in any way pose a conflict of interest.

Mr. Maxfield is a 1978 graduate of the University of Utah where he earned a Bachelor of Science Degree in Business Finance. It is also relevant to note that Mr. Maxfield has been a lifelong golfer, has participated in numerous amateur competitions and has an extensive personal understanding of the needs that UBetIGolf Inc. will attempt to address.

                    REMUNERATION OF OFFICERS AND DIRECTORS

The following table sets forth certain summary information concerning the compensation paid or accrued since inception to UBIG's chief executive officer and/or any of its other Officers that received compensation in excess of $100,000 during such period (From April 25, 2000 [inception] to April 30,
2000).

                          SUMMARY COMPENSATION TABLE

                     Annual Compensation                   Long Term Compensation
                     -------------------                   ----------------------
                                                           Awards    Awards  Payouts
                                                           ------    ------  -------
                                              Other      Restricted
Name and                                      Annual      Stock     Options  LTIP     All other
Principal Position Year  Salary($)  Bonus($) Compensation Awards   /SARs    Payout  Compensation
------------------ ----  ------     -------- ------------ ------   -------  ------  ------------
Burke T. Maxfield  2000 $    -0-    -0-       -0-         -0-      -0-      -0-       -0-
President


Employment Agreements
---------------------
UBIG does not have any employment agreement with Mr. Maxfield, its President, sole Director and the Principal Shareholder of UBIG. Mr. Maxfield has not received any compensation in connection with serving as an officer and director of UBIG, and does not intend to receive any compensation until revenues from operations justify it.

Board Compensation
------------------
UBIG's director receives no compensation for attendance at board meetings. Additional members of the Board of Directors who may be appointed following the completion of the offering will serve for no compensation until the next annual meeting of shareholders.

Options/Stock Appreciation Rights ("SAR") Grants in Last Fiscal Year
--------------------------------------------------------------------
No individual grants of stock options (whether or not in tandem with SARs), or freestanding SARs were made since inception to any of the named executive officers.

Bonuses and Deferred Compensation
---------------------------------
There are no compensation plans or arrangements, including payments to be received from UBIG, with respect to any person named as a director, executive officer, promoter or control person above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with UBIG or its subsidiaries, or any change in control of UBIG, or a change in the person's responsibilities.

Compensation Pursuant to Plans
------------------------------
UBIG has no compensation plan in place.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Lack of Prior Public Market and Possible Volatility of Stock Price
------------------------------------------------------------------
Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the Offering. UBIG will seek a Market Maker to apply to have UBIG's Common Stock included for quotation in the over-the-counter market on the OTC Bulletin Board under the proposed symbol "UBIG" on the successful completion of the minimum Offering. There can be no assurance that the Market Maker's activities will be continued, or that an active trading market for UBIG's Common Stock will be developed or maintained. The future market price of the Common Stock may be highly volatile. There have been periods of extreme fluctuation in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning the issuers of the affected securities. Securities of issuers having relatively limited capitalization, limited market makers or securities recently issued in a public offering are particularly susceptible to fluctuations based on short-term trading strategies of certain investors. Although the initial public offering price of the Common Stock reflects UBIG's assessment of current market conditions, there can be no assurance that such price will be maintained following the Offering.

Designated Security/Penny Stock
-------------------------------
Following completion of this Offering, and upon successful listing of the Common Stock on the OTC Bulletin Board, if the bid price for UBIG's Common Stock is below $5.00 per share, UBIG's Common Stock would be subject to special sales practice requirements applicable to "designated securities" and "penny stock." No assurance can be given that the bid price for UBIG's Common Stock will be above $5.00 per share following the Offering. If such $5.00 minimum bid price is not maintained and another exemption is not available, UBIG's Common Stock would be subject to additional sales practice requirements imposed on broker-dealers who sell the Common Stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. These rules may be anticipated to affect the ability of broker-dealers to sell UBIG's Common Stock, which may in turn be anticipated to have an adverse impact on the market price for the Common Stock and the ability of purchasers to sell their shares in the secondary market.

Possible Sale of Common Stock Pursuant to Rule 144
--------------------------------------------------
UBIG has previously issued shares of Common Stock that constitute "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act. Subject to certain restrictions, such securities may generally be sold in limited amounts one year after their acquisition. UBIG issued 6,000,000 shares of Common Stock to UBIG's founder in connection with its organization. The shares of Common Stock issued to UBIG's founder may become eligible for resale under Rule 144 in April 2001. (See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS").

Control by Existing Shareholder
-------------------------------
Upon completion of the minimum and/or maximum Offering, approximately 92.3% and 80%, respectively, of the outstanding shares of Common Stock will be beneficially owned by the current President and existing Shareholder of UBIG. As a result, the person currently in control of UBIG will continue to be in a position to elect at least a majority of the Board of Directors of UBIG, to dissolve, merge or sell the assets of UBIG, and generally, to direct the affairs of UBIG. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Disproportionate Risks
----------------------
Upon completion of the minimum Offering, the present Shareholder will own approximately 92.3% of the then issued and outstanding shares of UBIG, for which he will have contributed $10,000 cash and technology for which no value has been determined or assigned. Persons purchasing shares of Common Stock in the minimum Offering will own approximately 7.7% of the then issued and outstanding shares, for which they will have paid $50,000, or approximately 83.4% of the then invested capital. Upon completion of the maximum Offering, the present Shareholder will own approximately 80% of the then issued and outstanding shares of UBIG. Persons purchasing shares of Common Stock in the maximum Offering will own approximately 20% of the then issued and outstanding shares, for which they will have paid $150,000, or approximately 93.7% of the then invested capital. Consequently, the purchasers in this Offering will bear a disproportionately greater risk investing in UBIG's business than its present Shareholder. See Dilution and Comparative Data.

                          PRINCIPAL SHAREHOLDERS

The following table sets forth as of April 30, 2000 the name and address and the number of shares of UBIG's Common Stock, par value $0.001 per share, held of record or beneficially by each person who held of record, or was known by UBIG to own beneficially, more than 5% of the 6,000,000 shares of Common Stock issued and outstanding, and the name and shareholdings of each director and of all officers and directors as a group.

Principal Shareholders:        Amount and            Percent(2)
                               Nature of                      After
                               Beneficial    Before         Offering
Class   Name and Address       Ownership(1)  Offering  Minimum    Maximum
------  ----------------       ------------  --------  -------    -------
Common  Burke T. Maxfield         6,000,000     100.0     93.3       80.0
        1108 Brookhaven Drive
        Kaysville, Utah  84037

Officers and Directors:        Amount and            Percent(2)
                               Nature of                      After
                               Beneficial    Before         Offering
Class   Name and Address       Ownership(1)  Offering  Minimum    Maximum
------  ----------------       ------------  --------  -------    -------
Common  Burke T. Maxfield         6,000,000     100.0     93.3       80.0
        1108 Brookhaven Drive
        Kaysville, Utah  84037

------------------------
(1) All shares are owned beneficially and of record by the named shareholder and the shareholder has sole voting, investment, and dispositive power of the shares.

(2) All percentages have been rounded to the nearest one-tenth of one percent.

           INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Management and Others
---------------------------------------
The information set forth below is provided by UBIG based on what UBIG believes may be material to the shareholders in light of all the circumstances of the particular case. The significance of the transactions disclosed may be evaluated by each potential investor after taking into account the relationship of the parties to the transactions and the amounts involved in the transactions.

UBIG was organized on April 25, 2000, primarily through the efforts of Burke
T. Maxfield, UBIG's sole officer, director and shareholder. Mr. Maxfield was issued 6,000,000 shares of UBIG's common stock in consideration of $10,000 cash and the assignment of all of his right, title and interest to UBIG's Software.

                        DESCRIPTION OF CAPITAL STOCK

General
-------
The Registrant is authorized to issue one hundred million shares of common stock, par value $0.001 per share (the "Common Stock")and five million shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). UBIG has 6,000,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding at April 30, 2000. Although UBIG's Board of Directors has no present intention to do so, the Board of directors has authority, without action by or vote of UBIG's Shareholders, to issue all or part of the authorized but unissued shares. In addition, UBIG's Board of Directors has authority, without action by or vote of UBIG's Shareholders, to fix and determine the rights, preferences, and privileges of the Preferred Stock, which may be given voting rights superior to that of the Common Stock, which power may be used to hinder or deter a takeover proposal, should any occur. Any issuance of additional shares of Common Stock or Preferred Stock will dilute the percentage ownership interest of Shareholders and may further dilute the book value of UBIG's shares.

Common Stock
------------
The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Registrant's bylaws provide that a majority of the issued and outstanding shares of the Registrant constitutes a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Shareholders of the Registrant have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Registrant seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Preferred Stock
---------------
The authority to issue the Preferred Stock is vested in the board of directors of UBIG, which has authority to fix and determine the powers, qualifications, limitations, restrictions, designations, rights, preferences, or other variations of each class or series within each class which UBIG is authorized to issue. The above described authority of the Board of Directors may be exercised by corporate resolution from time to time as the Board of directors sees fit.

Non-Cumulative Voting
---------------------
The holders of shares of Common Stock of UBIG do not have cumulative voting rights. Thus, the holders of more than 50% of such outstanding shares, voting for election of directors, can elect all of the directors to be elected, and in such event, the holders of the remaining shares will not be able to elect any of UBIG's directors. If the maximum number of shares offered hereby are sold, the present shareholder will own approximately 80% of UBIG's issued and outstanding shares, and in either event, will remain in a position to elect all of the members of the Board of Directors. Further, if the minimum number of shares are sold, Mr. Maxfield, President of UBIG, will own approximately 92.3% of UBIG's Common Stock and will therefore control UBIG (See "PRINCIPAL SHAREHOLDERS").

Transfer and Warrant Agent
--------------------------
UBIG's transfer agent is Colonial Stock Transfer Company, Salt Lake City, Utah 84111, Telephone (801) 355-5740 and Facsimile (801) 355-6505.

Market Information
------------------
At the present time, there is no public market for any of UBIG's securities, and there is no assurance any market will develop after the Offering. The development of a trading market following completion of this Offering will be dependent on Market Makers and other broker-dealers initiating quotations in interdealer quotation media, in maintaining a trading position, and otherwise engaging in market making activities in UBIG's securities. There is no assurance that any trading market for UBIG's securities will develop following the Offering. See MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Reports to Shareholders
-----------------------
UBIG intends to furnish its shareholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year, commencing with the next fiscal year. In addition, UBIG may, from time to time, issue unaudited interim reports and financial statements, as may be required under the Securities Exchange Act of 1934, as amended.

Dividend Policy
---------------
The holders of Common Stock are entitled to dividends when, and if, declared by the Board of Directors from funds legally available therefor, subject to any preference on preferred stock, if applicable, which may then be outstanding. UBIG has not paid a dividend since its incorporation. Because UBIG is in the formative stage and will be engaged in start-up operations for the next several years, it is not anticipated that funds will be available for the issuance of dividends in the foreseeable future.

                            LITIGATION

UBIG is not a party to any pending legal proceeding and no such action by or against it, to the best of its knowledge, has been threatened.

                              LEGALITY OF SHARES

Taylor and Associates, Inc., Attorneys and Counselors at Law, Salt Lake City, Utah, counsel to UBIG, will render an opinion that the Common Stock being offered hereby, has been fully paid and nonassessable under the corporate laws of the state of Utah.

                                   EXPERTS

The financial statements included herein and elsewhere in this Registration Statement, to the extent and for the period indicated in its report, have been included in this Prospectus and the Registration Statement, in reliance on the report of HJ & Associates, LLC, Certified Public Accountants, Salt Lake City, Utah, given on the authority of said firm as experts in accounting and auditing.

                          ADDITIONAL INFORMATION

UBIG has filed this Registration Statement on Form SB-2 under the Securities Act with the Commission, SEC File No. 333-38936, under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement and to the exhibits and other schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or document is an exhibit to the Registration Statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit. Copies of the complete Registration Statement, including exhibits, may be examined without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part of the filed materials may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, on payment the ususal fees for reproduction, or may be obtain from the Commission's EDGAR Database at http://www.sec.gov.

UBIG is subject to Section 15(d) and the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, as such, UBIG will file annual, quarterly, and current reports with the Commission containing financial information examined and reported upon, with an opinion expressed by independent certified public accountants, at least annually, and UBIG may also provide unaudited quarterly or other interim reports as it deems appropriate. UBIG intends to comply with the periodic reporting requirements of section13 of the Exchange Act, and such other of said statutes' requirements as may become applicable from time to time. UBIG will not be required to file or make the additional reports of Issuers subject to
Section 14 of the Exchange Act, and as such has no plans to submit annual reports to Shareholders or proxy statements and other reports required of such issuers, until and unless it may become subject to Section 14 requirements, by registration of a class of its securities pursuant to Section 12(b) or Section 12(g) of the Exchange Act or otherwise. See DESCRIPTION OF SECURITIES.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Title to Document                                                         Page
-----------------                                                         ----
Independent Auditors' Report of HJ & Associates, LLC                       25
Balance Sheet at April 30, 2000                                            26
Statements of Operations for the Period  Ended April 30, 2000              27
Statements of Stockholders' Equity (Deficit)                               28
Statements of Cash Flows for the Period Ended April 30, 2000               29
Notes to the Financial Statements                                          30

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
UBetIGolf, Inc.
(A Development Stage Company)
Kaysville, Utah

We have audited the accompanying balance sheet of UBetIGolf, Inc. (a development stage company) as of April 30, 2000, and the related statements of operations, stockholders' equity and cash flows from inception on April 25, 2000 through April 30, 2000. These financial statements are the responsibility of UBIG's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UBetIGolf, Inc. (a development stage company) as of April 30, 2000 and the results of its operations and its cash flows from inception on April 25, 2000 through April 30, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that UBIG will continue as a going concern. As discussed in Note 2 to the financial statements, UBIG has had limited operations and limited capital which together raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



HJ & Associates, LLC
Salt Lake City, Utah
May 30, 2000

UBETIGOLF, INC.
(A Development Stage Company)
Balance Sheet

ASSETS
------
                                                          April 30,
                                                             2000
                                                          ---------
CURRENT ASSETS

  Cash and cash equivalents                               $  10,000
                                                          ---------
    Total Current Assets                                     10,000
                                                          ---------
    TOTAL ASSETS                                          $  10,000
                                                          =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES

  Accounts payable                                        $     550
                                                          ---------
    Total Current Liabilities                                   550
                                                          ---------
STOCKHOLDERS' EQUITY

  Preferred stock; 5,000,000 shares authorized
   of $0.001 par value, -0- shares issued                      -
  Common stock; 100,000,000 shares authorized
   of $0.001 par value, 6,000,000 shares
   issued and outstanding                                     6,000
  Additional paid-in capital                                  4,000
  Deficit accumulated during the development stage             (550)
                                                          ---------
    Total Stockholders' Equity                                9,450
                                                          ---------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $  10,000
                                                          =========



The accompanying notes are an integral part of these financial statements.

UBETIGOLF, INC.
(A Development Stage Company)
Statement of Operations


                                           From
                                       Inception on
                                         April 25,
                                       2000 Through
                                         April 30,
                                           2000
                                       ------------
REVENUES                               $       -
                                       ------------
EXPENSES                                        550
                                       ------------
NET LOSS                               $       (550)
                                       ============
BASIC NET LOSS PER SHARE               $      (0.00)
                                       ============




The accompanying notes are an integral part of these financial statements.

UBETIGOLF, INC.
(A Development Stage Company)
Statement of Stockholders' Equity

                                                                  Deficit
                                                                Accumulated
                                                 Additional      During the
                          Common Stock            Paid-In       Development
                     Shares         Amount        Capital          Stage
                     ----------    --------      ----------     ------------
Balance at inception
 on  April 25, 2000        -       $   -         $     -        $       -

Common stock issued
 as founders shares
 for cash and the
 assignment of the
 rights, title and
 interest in certain
 software, recorded
 at $0,002 per share  6,000,000       6,000           4,000             -

Net loss from
 inception on
 April 25, 2000
 through  April
 30, 2000                  -           -               -                (550)
                     ----------   ---------     -----------     ------------
Balance, April 30,
 2000                 6,000,000   $   6,000     $     4,000     $       (550)
                     ==========   =========     ===========     ============




The accompanying notes are an integral part of these financial statements.

UBETIGOLF, INC.
(A Development Stage Company)
Statement of Cash Flows


                                                                 From
                                                              Inception on
                                                                April 25,
                                                              2000 Through
                                                                April 30,
                                                                  2000
                                                              -------------
CASH FLOWS FROM OPERATING ACTIVITIES

  Net loss                                                    $        (550)
  Changes in operating assets and liabilities:
    Increase in accounts payable                                        550
                                                              -------------
      Net Cash Provided by Operating Activities                        -
                                                              -------------
CASH FLOWS FROM INVESTING ACTIVITIES                                   -
                                                              -------------
CASH FLOWS FROM FINANCING ACTIVITIES

  Common stock issued for cash                                       10,000
                                                              -------------
      Net Cash Provided by Financing Activities                      10,000
                                                              -------------
NET INCREASE IN CASH                                                 10,000

CASH AT BEGINNING OF PERIOD                                            -
                                                              -------------
CASH AT END OF PERIOD                                         $      10,000
                                                              =============
SUPPLEMENTAL CASH FLOW INFORMATION

CASH PAID FOR:

  Interest                                                    $        -
  Income taxes                                                $        -




The accompanying notes are an integral part of these financial statements.

UBETIGOLF, INC.
(A Development Stage Company)
Notes to the Financial Statements
April 30, 2000


NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Organization

UbetIGolf, Inc. (UBIG) was incorporated on April 25, 2000 under the laws of the State of Utah, primarily to take advantage of existing proprietary and non-proprietary software. The software calculates and chronicles numerous types of golf league and group competitions.

UBIG has limited operations, assets and liabilities. Accordingly, UBIG is dependent upon management and/or significant shareholders to provide sufficient working capital to preserve the integrity of the corporate entity during this phase. It is the intent of management and significant shareholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.

b.  Accounting Method

UBIG's financial statements are prepared using the accrual method of accounting.

c.  Cash and Cash Equivalents

Cash equivalents include short-term, highly liquid investment with maturities of three months or less at the time of acquisition.

d.  Provision for Taxes

At April 30, 2000, UBIG had net operating loss carryforwards of approximately $550 that may be offset against future taxable income through 2020. No tax benefit has been reported in the financial statements, because UBIG believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation amount of the same amount.

e.  Additional Accounting Policies

Additional accounting policies will be established once planned principal operations commence.

f.  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UBETIGOLF, INC.
(A Development Stage Company)
Notes to the Financial Statements
April 30, 2000


NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  (Continued)

g.  Basic Net Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period of the financial statements.

NOTE 2 -  GOING CONCERN

UBIG's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, UBIG does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. It is the intent of UBIG to create and earn revenues from a software program and through a proposed web site to generate revenues from the sale of banner advertising and/or usage fees charged to golf pro shops, golf groups and golf leagues. Until this occurs, shareholders of UBIG have committed to meeting UBIG's operating expenses.

NOTE 3 - SOFTWARE RIGHTS

During April 2000, the Company issued 6,000,000 shares to the Company's sole officer, director and shareholder for $10,000 cash and the assignment of all his rights, title and interest in certain software ("Rights"). The Rights were recorded at a predecessor cost of $-0-. Accordingly, the entire 6,000,000 shares have been recorded at the value of the cash received and are considered founder shares.

NOTE 4 -  SUBSEQUENT EVENTS

Subsequent to April 30, 2000, UBIG engaged its attorneys to prepare a registration statement on Form SB-2 to effect a registration of up to 1,500,000 shares of UBIG's common stock at $0.10 per share. UBIG agreed to pay its attorneys $15,000 for these services.

                                 UBETIGOLF, INC.

                                1,500,000 Shares
                                  Common Stock

                                   PROSPECTUS
                               September 5, 2000


No dealer, salesman or any other person has been authorized to give information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by UBIG. Neither the delivery of the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of UBIG since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.

                        Table of Contents
Section                                                                   Page
-------                                                                   ----
PROSPECTUS SUMMARY......................................................... 2
RISK FACTORS............................................................... 4
PLAN OF DISTRIBUTION....................................................... 9
USE OF PROCEEDS............................................................10
DESCRIPTION OF BUSINESS....................................................10
DESCRIPTION OF PROPERTY....................................................16
DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES...................17
REMUNERATION OF OFFICERS AND DIRECTORS.....................................18
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS...................19
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS..............20
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS..................21
DESCRIPTION OF CAPITAL STOCK...............................................21
LITIGATION.................................................................23
LEGALITY OF SHARES.........................................................23
EXPERTS....................................................................23
ADDITIONAL INFORMATION.....................................................23
INDEX TO FINANCIAL STATEMENTS..............................................24
FINANCIAL STATEMENTS.......................................................25

Until December 4, 2000 (90 days after the date of this Prospectus, unless extended by UBIG for an additional 90 days), all dealers effecting transactions in the Common Stock, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.